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                                                                      EXHIBIT 21

                        BrightStar - List of Subsidiaries

1.       BIT Group Services, Inc., a Delaware corporation

2.       Brian R. Blackmarr and Associates, Inc., a Texas corporation

3.       Cogent, Inc., an Arizona corporation

4.       Integrated Controls, Inc., a Louisiana corporation

5.       Mindworks Professional Education Group, Inc., an Arizona corporation

6.       PROSAP AG, Switzerland

7.       PROSAP Australia Pty Limited, Australia

8.       Software Consulting Services America, Inc., a Delaware corporation

9.       Software Consulting Services Pty. Ltd., Australia

10.      Software Innovators, Inc., an Arkansas corporation

11.      Zelo Group, Inc., a California corporation